Exhibit 99.1

Merrimack Provides Business Update and Reports 2017 Financial Results

– Strengthened the randomized Phase 2 SHERLOC study evaluating MM-121 in non-small cell lung cancer by expanding enrollment from 80 to 100 patients –

– Dosed the first patient in randomized Phase 2 SHERBOC study evaluating MM-121 in metastatic breast cancer –

– Announced the formation of a new Scientific Advisory Board with extensive expertise in precision oncology –

– Expects three clinical readouts in 2018, including data from two randomized Phase 2 studies –

– Conference call at 8:30 am ET today –

Cambridge, Mass., March 12, 2018 — Merrimack Pharmaceuticals, Inc. (Nasdaq: MACK), a clinical-stage oncology company focused on biomarker-defined cancers, today announced its fourth quarter and full year 2017 financial results for the period ended December 31, 2017.

“2017 was a transformative year for Merrimack, in which we reset the company’s foundation to focus on our ten wholly owned clinical and preclinical programs, all targeting biomarker-defined cancers. We are very pleased with the advancements we have made across our pipeline, including today’s announcement to expand enrollment in the SHERLOC study, a randomized Phase 2 trial evaluating MM-121 in non-small cell lung cancer, and our recent dosing of the first patient in the SHERBOC study, a randomized Phase 2 trial evaluating MM-121 in post-menopausal metastatic breast cancer,” said Richard Peters, M.D., Ph.D., President and Chief Executive Officer. “We are well-positioned to carry this momentum forward, with three clinical readouts expected in 2018, including randomized Phase 2 data from MM-141 and MM-121 and Phase 1 data from MM-310.”

Fourth Quarter and Recent Highlights

Key events from the fourth quarter and more recently include:

•	As announced separately today, expansion of the enrollment target from 80 to 100 patients in the SHERLOC study, a randomized Phase 2 clinical trial evaluating MM-121 added to standard of care in patients with heregulin-positive non-small cell lung cancer. This augmentation of patient enrollment is driven by the faster than projected enrollment rate seen to date and will result in a strengthened statistical design of the study. Merrimack still expects to report top-line data from this trial in the second half of 2018;

•	First patient dosed in the SHERBOC study, a randomized, double-blind, placebo-controlled Phase 2 clinical trial evaluating MM-121 added to standard of care in patients with heregulin-positive, hormone-receptor-positive and HER2-negative post-menopausal metastatic breast cancer;

•	Appointment of George Demetri, M.D., to Merrimack’s Board of Directors. Dr. Demetri is currently a Senior Vice President for Experimental Therapeutics and Director of the Center for Sarcoma and Bone Oncology at Dana-Farber Cancer Institute, as well as a Professor of Medicine at Harvard Medical School, where he is also Co-Director of the Ludwig Center. He is a world-renowned expert in the clinical translation of innovative treatment strategies for cancer, and replaces John Mendelsohn, M.D., who had served on Merrimack’s Board since 2012;

•	Formation of a new Scientific Advisory Board (SAB) with extensive expertise in precision oncology, bioengineering, drug discovery and clinical development. Members include: Peter Blume-Jensen, M.D., Ph.D.; George Demetri, M.D.; Douglas Lauffenburger, Ph.D.; Peter Sorger, Ph.D.; and Josep Tabernero, M.D., Ph.D. The SAB will work closely with Merrimack’s senior management team to advance the company’s pipeline of targeted cancer therapies; and

•	Financially, closure of 2017 with $93.4 million in cash and cash equivalents and extinguishment of $60.8 million of convertible debt in the fourth quarter of 2017, resulting in a debt-free balance sheet.

Upcoming Milestones:

Merrimack anticipates the following upcoming clinical milestones:

•	Top-line results in the first half of 2018 from the CARRIE study, a randomized Phase 2 clinical trial evaluating MM-141, a bispecific antibody targeting the IGF-1 and HER3 receptors, added to standard of care in patients with front-line metastatic pancreatic cancer who have high serum levels of free IGF-1;

•	Top-line results in the second half of 2018 from the SHERLOC study, a randomized Phase 2 clinical trial evaluating MM-121, a fully human monoclonal antibody targeting the HER3 receptor, added to standard of care in patients with heregulin positive non-small cell lung cancer; and

•	Safety data and maximum tolerated dose in the second half of 2018 from the Phase 1 clinical study of MM-310, an antibody-directed nanotherapeutic (ADN) targeting the EphA2 receptor, in patients with solid tumors.

Fourth Quarter and Full Year 2017 Financial Results

The following summarizes Merrimack’s financial results for the three months and year ended December 31, 2017:

•	Research and development expenses from continuing operations for the three months ended December 31, 2017 were $12.4 million, compared to $25.6 million for the three months ended December 31, 2016. Research and development expenses from continuing operations for the year ended December 31, 2017 were $67.3 million, compared to $109.6 million for the year ended December 31, 2016. Research and development spending for the three months and year ended December 31, 2017 was less than expenditures over comparable periods in 2016, primarily due to Merrimack’s refocused clinical and preclinical pipeline;

•	General and administrative expenses for the three months ended December 31, 2017 from continuing operations were $4.7 million, compared to $11.0 million for the three months ended December 31, 2016. General and administrative expenses for the year ended December 31, 2017 from continuing operations were $28.5 million, compared to $32.1 million for the year ended December 31, 2016. General and administrative spending for the three months and year ended December 31, 2017 was less than expenditures over comparable periods in 2016, primarily due to a decrease in corporate expenses related to reduced headcount levels and stock-based compensation following the asset sale to Ipsen S.A.;

•

Net loss attributable to Merrimack’s continuing operations for the three months ended December 31, 2017 was $11.8 million, or $0.89 per share, compared to a net loss attributable to Merrimack’s continuing operations of $40.1 million, or $2.93 per share, for the three months ended December 31, 2016. Net loss attributable to Merrimack’s continuing operations for the year ended December 31, 2017 was $74.8 million, or $5.66 per share, compared to a net loss attributable to Merrimack’s continuing operations of $154.5 million, or $12.33 per share, for the year ended December 31, 2016; and

•	As of December 31, 2017, Merrimack had 13.3 million shares of common stock, $0.01 par value per share, outstanding.

Financial Outlook

Merrimack continues to believe that its cash and cash equivalents of $93.4 million as of December 31, 2017 and potential net milestone payments anticipated from Shire will be sufficient to fund its planned operations into the second half of 2019.

Conference Call and Webcast

Merrimack will host a live conference call and webcast today, Monday, March 12, 2018 at 8:30 am ET, to provide an update on its operational progress and a summary of these financial results.

Investors and the general public are invited to listen to the call by dialing (877) 564-1301 (domestic) or (224) 357-2394 (international) five minutes prior to the start of the call and providing the passcode 8074029. A listen-only webcast of the call can be accessed in the Investors section of Merrimack’s website, investors.merrimack.com, and a replay of the call will be archived there for six weeks following the call.

About Merrimack

Merrimack is a biopharmaceutical company based in Cambridge, Massachusetts that is outthinking cancer to ensure that patients and their families live fulfilling lives. Its mission is to transform cancer care through the smart design and development of targeted solutions based on a deep understanding of cancer pathways and biological markers. All of Merrimack’s development programs, including four clinical studies and six candidates in preclinical development, fit into its strategy of 1) understanding the biological problems it is trying to solve, 2) designing specific solutions and 3) developing those solutions for biomarker-selected patients. This three-pronged strategy seeks to ensure optimal patient outcomes. For more information, please visit Merrimack’s website at www.merrimack.com.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include any statements about Merrimack’s strategy, future operations, future financial position, future revenues and future expectations and plans and prospects for Merrimack, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this press release, Merrimack’s forward-looking statements include, among others, statements about the timing of availability of clinical trial data, the anticipated achievement of milestones and the availability of funding sufficient to fund Merrimack’s operations. Such forward-looking statements involve substantial risks and uncertainties that could cause

Merrimack’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the availability of data from ongoing clinical trials, expectations for regulatory approvals, development progress of Merrimack’s companion diagnostics, availability of funding sufficient for Merrimack’s foreseeable and unforeseeable operating expenses and capital expenditure requirements, and other matters that could affect the availability or commercial potential of Merrimack’s product candidates or companion diagnostics. Merrimack undertakes no obligation to update or revise any forward-looking statements. Forward-looking statements should not be relied upon as representing Merrimack’s views as of any date subsequent to the date hereof. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Merrimack’s business in general, see the “Risk Factors” section of Merrimack’s Quarterly Report on Form 10-Q filed with the SEC on November 8, 2017 and the other reports Merrimack files with the SEC.

Merrimack Pharmaceuticals, Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

	Years Ended December 31,
(in thousands, except per share amounts)	2017	2016	2015
Costs and expenses:
Research and development expenses	$67,314	$109,565	$121,033
General and administrative expenses	28,452	32,052	24,048
Restructuring expenses	—	5,710	—

Total costs and expenses	95,766	147,327	145,081

Loss from continuing operations	(95,766)	(147,327)	(145,081)
Other income and expenses:
Interest income	895	276	99
Interest expense	(34,650)	(22,449)	(18,769)
Gain on deconsolidation of Silver Creek Pharmaceuticals, Inc.	10,848	—	—
Gain on sale of asset	1,703	—	—
Other (expense) income, net	(1,433)	(8)	917

Net loss from continuing operations before income tax benefit	(118,403)	(169,508)	(162,834)
Income tax benefit	42,399	13,224	11,215

Net loss from continuing operations	(76,004)	(156,284)	(151,619)
Discontinued operations:
Income from discontinued operations, net of tax	546,872	2,766	3,832

Net income (loss)	470,868	(153,518)	(147,787)
Net (loss) income attributable to non-controlling interest	(1,160)	(1,778)	170

Net income (loss) attributable to Merrimack Pharmaceuticals, Inc.	$472,028	$(151,740)	$(147,957)

Other comprehensive income:
Unrealized gain on available-for-sale securities	—	—	74

Other comprehensive income	—	—	74

Comprehensive income (loss)	$472,028	$(151,740)	$(147,883)

Amounts attributable to Merrimack Pharmaceuticals, Inc.:
Net loss from continuing operations	$(74,844)	$(154,506)	$(151,789)
Income from discontinued operations, net of tax	546,872	2,766	3,832

Net income (loss) attributable to Merrimack Pharmaceuticals, Inc.	$472,028	$(151,740)	$(147,957)

Basic and dilutive net income (loss) per common share
Net loss from continuing operations	$(5.66)	$(12.33)	$(13.63)
Net income from discontinued operations, net of tax	41.33	0.22	0.34

Net income (loss) per share	$35.67	$(12.11)	$(13.29)

Weighted-average common shares used per share calculations—basic and diluted	13,232	12,533	11,136

Cash dividend paid per common share	$10.55	$—	$—

Merrimack Pharmaceuticals, Inc.

Selected Balance Sheet Data (unaudited)

	December 31,
(in thousands)	2017	2016
Cash and cash equivalents	$93,441	$21,524
Working capital	$75,269	$(30,787)
Total assets	$117,326	$81,483
Total liabilities	$21,042	$334,142
Total stockholders’ equity (deficit)	$96,284	$(251,120)

Merrimack Pharmaceuticals, Inc.

Selected Cash Flow Data (unaudited)

	Years Ended December 31,
(in thousands)	2017	2016	2015
Net cash used in operating activities	$(145,935)	$(170,241)	$(105,356)
Net cash provided by (used in) investing activities	576,891	(3,257)	75,110
Net cash (used in) provided by financing activities	(359,039)	9,416	180,164

Net increase (decrease) in cash and cash equivalents	$71,917	$(164,082)	$149,918

CONTACT:

Geoffrey M. Grande, CFA

617-441-7602

ggrande@merrimack.com